EXHIBIT 99.1

Deluxe Corporation P.O. Box 64235 St. Paul, MN 55164-0235 (651) 483-7111

N E W S R E L E A S E April 25, 2006	For additional information: Raj Agrawal Treasurer Vice President, Investor Relations (651) 787-1068

DELUXE REPORTS FIRST QUARTER 2006 RESULTS
•	EPS of $0.48 per share meets expectations
•	Small Business Services reports 4.9 percent revenue growth
•	Cash flows strong

St. Paul, Minn. — Deluxe Corporation (NYSE: DLX) reported first quarter diluted earnings per share (EPS) of $0.48 on net income of $25 million. EPS for the first quarter of 2005 was $0.78 on net income of $39 million. The revenue growth in Small Business Services (SBS) was offset by declines in Financial Services and Direct Checks, our personal check businesses, resulting in lower net income and EPS.

“First quarter performance met our expectations,” said Ron Eilers, CEO of Deluxe Corporation. “The revenue increase in SBS confirms that our growth strategy is taking hold, particularly the initiatives to broaden and deepen our relationships with financial institutions and small businesses. In our Financial Services business, a number of recent contract renewals and new business wins, for example US Bank, support what we said last quarter about increasing our share in this channel. In fact, customer orders shipped in the first quarter were higher than each of the two previous quarters.”

First Quarter Performance
Revenue was $411 million compared to $437 million during the first quarter 2005. Revenue in Small Business Services increased by $11 million, or 4.9 percent, driven by both higher revenue per order and a higher number of orders. This increase was offset by lower revenue per order and lower order volume in our personal check businesses.

Gross margin was 62.0 percent of revenue, compared to 65.2 percent in 2005. Lower prices and lower order volume in personal checks, along with higher manufacturing costs in SBS, contributed to the decline.

Selling, general, and administrative (SG&A) expense was flat in the first quarter. Investments to execute the SBS growth strategy were offset by lower amortization expense and synergies resulting from the NEBS integration.

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Operating income was $52 million, down from $77 million last year. Operating income included a gain of $5 million from a facility sale during the first quarter of 2006. Operating margin was 12.7 percent of revenue compared to 17.6 percent in the prior year.

Net income decreased $14 million and diluted EPS decreased $0.30 from 2005 due to the lower operating income.

Cash provided by operating activities increased $41 million compared to last year due to the timing of medical and severance benefit payments and lower performance-based employee compensation payments related to 2005‘s operating performance. Contract acquisition payments were also lower than the previous year.

First Quarter Performance by Business Segment
Small Business Services’ revenue increased to $236 million from $225 million in 2005 as a result of early successes implementing the growth strategy that was previously communicated. The number of customer orders and first-time buyers increased, as did revenue per order. Operating income decreased to $12 million from $25 million in 2005, due primarily to planned costs related to executing the growth strategy, a $7 million increase in the allocation of corporate shared services costs, and higher manufacturing costs.

Financial Services’ revenue was $117 million compared to $145 million in 2005, primarily the result of both lower revenue per order and lower order volume. As a result, operating income decreased to $20 million from $32 million in 2005. Comparing first quarter 2006 with fourth quarter 2005, order volume was up 5.2 percent.

Direct Checks’ revenue was $58 million compared to $67 million in 2005 due to lower order volume from the decline in check usage and lower response rates. Operating income was $20 million, flat compared to 2005 as a result of allocating a larger percentage of corporate shared services costs to SBS and reducing advertising and call center costs. Comparing first quarter 2006 with fourth quarter of 2005, order volume was up 1.8% due to an increase in new customers.

Business Outlook
The Company stated that it expects 2006 second quarter diluted EPS to range from $0.52 to $0.56 and full-year EPS to be between $2.70 and $2.80. Deluxe also reiterated that it expects operating cash flows to come in between $240 and $260 million for the year.

“We’re starting to see the benefits of our strategy that’s focused on serving small business customers and financial institutions,” said Eilers. “Our Small Business Services growth initiatives are gaining momentum and will further benefit us as we move into the second half of the year. In addition, as we bring on the financial institution clients we’ve recently won and realize their full impact, we will continue to gain share in our financial services channel.”

Eilers added, “We’re excited about our prospects for the rest of the year and the future as we transform our business and grow our presence in the small business arena. I’m confident that Deluxe’s new CEO, Lee Schram, has just the right combination of experience, business acumen, and character to lead Deluxe into an exciting future.”

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Conference Call Information
Deluxe will hold an open-access teleconference call today at 11:00 a.m. EST (10:00 a.m. CST) to review the quarter’s financial results. All interested persons may listen to the call by dialing 612-332-0342. The presentation also will be available via a simultaneous webcast at www.deluxe.com. An audio replay of the call will be available through midnight on May 2 by calling 320-365-3844 (access code 826724); both audio and slides will be archived on Deluxe’s Web site.

About Deluxe
Deluxe Corporation, through its industry-leading businesses and brands, helps financial institutions and small businesses better manage, promote, and grow their businesses. The Company uses direct marketing, distributors, and a North American sales force to provide a wide range of customized products and services: personalized printed items (checks, forms, business cards, stationery, greeting cards, labels, and shipping/packaging supplies), promotional products and merchandising materials, fraud prevention services, and customer retention programs. The Company also sells personalized checks and accessories directly to consumers. For more information about Deluxe, visit www.deluxe.com.

Forward-Looking Statements
Statements made in this release concerning the Company’s or management’s intentions, expectations, or predictions about future results or events are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations or beliefs, and are subject to risks and uncertainties that could cause actual results or events to vary from stated expectations, which variations could be material and adverse. Factors that could produce such a variation include, but are not limited to, the following: the inherent unreliability of earnings, revenue and cash flow predictions due to numerous factors, many of which are beyond the Company’s control; declining demand for the Company’s check and check-related products and services due to increasing use of alternative payment methods; intense competition in the check printing business: continued consolidation of financial institutions, thereby reducing the number of potential customers and referral sources and increasing downward pressure on our revenues and gross margins; potential cost over-runs, delays and asset impairment charges arising from Company initiatives to enhance our information technology systems, including a project undertaken to replace portions of our existing sales and distribution software platforms in our Financial Services and Small Business Services business segments, and from changes in the scope or timing of such initiatives; performance shortfalls by the Company’s major suppliers, licensors or service providers; unanticipated delays, costs and expenses in the development and marketing of new products and services; risks and costs associated with the Company’s growth initiatives; and the impact of governmental laws and regulations. Our forward-looking statements speak only as of the time made, and we assume no obligation to publicly update any such statements. Additional information concerning these and other factors that could cause actual results and events to differ materially from the Company’s current expectations are contained in the Company’s Form 10-K for the year ended December 31, 2005.

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Financial Highlights

DELUXE CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Quarter Ended March 31,
	2006		2005
Revenue	$411		$437
Cost of goods sold	156	38.0%	152	34.8%

Gross profit	255	62.0%	285	65.2%

Selling, general and administrative expense	208	50.6%	208	47.6%
Gain on sale of facility	(5)	(1.2%)	—	—

Operating income	52	12.7%	77	17.6%

Interest expense	(14)	(3.4%)	(13)	(3.0%)

Income before income taxes	38	9.2%	64	14.6%

Provision for income taxes	13	3.2%	24	5.5%

Income from continuing operations	25	6.1%	40	9.2%

Discontinued operations	—	—	(1)	(0.2%)

Net income	$25	6.1%	$39	8.9%

Weighted average dilutive shares outstanding	51.0		50.7

Diluted per share information:
Income from continuing operations	$0.47		$0.78
Net income	$0.48		$0.78

Continuing operations:
Capital expenditures	$13		$12
Depreciation and amortization expense	$23		$31
Number of employees-end of period	8,703		8,598

Non-GAAP financial measure – EBITDA*	$75		$108

*	EBITDA is not a measure of financial performance under generally accepted accounting principles (GAAP) in the United States of America. We disclose EBITDA because we believe it is useful in evaluating our operating performance compared to that of other companies in our industry, as the calculation eliminates the effects of long-term financing (i.e., interest expense), income taxes and the accounting effects of capital investments (i.e., depreciation and amortization), which may vary for companies for reasons unrelated to overall operating performance. In our case, depreciation and amortization of intangibles, as well as interest expense, were significantly impacted by the acquisition of New England Business Service, Inc. (NEBS) in June 2004. Additionally, interest expense in previous years was significantly impacted by borrowings used for our share repurchase programs. We believe that a measure of operating performance which excludes these impacts is helpful in analyzing our results. We also believe that an increasing EBITDA depicts increased ability to attract financing and increases the valuation of our business. We do not consider EBITDA to be a measure of cash flow, as it does not consider certain cash requirements such as interest, income taxes or debt service payments. We do not consider EBITDA to be a substitute for operating income or net income. Instead, we believe that EBITDA is a useful performance measure which should be considered in addition to GAAP performance measures. EBITDA is derived from net income as follows:

	Quarter Ended March 31,
	2006	2005
EBITDA	$75	$108
Discontinued operations	—	(1)
Provision for income taxes	(13)	(24)
Interest expense	(14)	(13)
Depreciation and amortization	(23)	(31)

Net income	$25	$39

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DELUXE CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31, 2006	December 31, 2005	March 31, 2005
Cash and cash equivalents	$7	$7	$16
Other current assets	186	207	239
Property, plant & equipment-net	155	159	163
Intangibles-net	247	258	281
Goodwill	581	581	581
Other non-current assets	218	214	276

Total assets	$1,394	$1,426	$1,556

Short-term debt & current portion of long-term debt	$215	$264	$285
Other current liabilities	241	227	301
Long-term debt	903	903	954
Deferred income taxes	65	69	83
Other non-current liabilities	41	45	83
Shareholders’ deficit	(71)	(82)	(150)

Total liabilities & shareholders’ deficit	$1,394	$1,426	$1,556

Shares outstanding	51.3	50.7	50.5

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DELUXE CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

		Quarter Ended March 31,
		2006	2005
Cash provided (used by):
Operating activities:
Net income		$25	$39
Depreciation and amortization of intangibles		23	31
Contract acquisition payments		(6)	(15)
Other		31	(23)

Total operating activities		73	32

Investing activities:
Purchases of capital assets		(13)	(12)
Proceeds from facility sale		6	—
Other		—	(1)

Total investing activities		(7)	(13)

Financing activities:
Dividends		(21)	(20)
Shares issued under employee plans		6	7
Net change in debt		(52)	(2)
Other		1	—

Total financing activities		(66)	(15)
Cash used by discontinued operations		—	(3)

Net change in cash		—	1
Cash and cash equivalents:	Beginning of period	7	15

	End of period	$7	$16

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DELUXE CORPORATION
SEGMENT INFORMATION
(In millions)
(Unaudited)

	Quarter Ended March 31,
	2006	2005
Revenue:
Small Business Services	$236	$225
Financial Services	117	145
Direct Checks	58	67

Total	$411	$437

Operating income:
Small Business Services	$12	$25
Financial Services	20	32
Direct Checks	20	20

Total	$52	$77

The segment information reported here for 2005 was calculated utilizing the methodology outlined in the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2005. As of January 1, 2006, the portion of our Small Business Services segment related to the New England Business Service, Inc. (NEBS) acquisition was fully integrated into all corporate functions. As such, all corporate costs in 2006 are fully allocated to all three of our segments based on segment revenue.

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